Exhibit 99.1

Allied Nevada Announces Changes to Its Board of Directors and

Allocates Funding for Exploration Program

July 5, 2007, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX & AMEX: ANV) is pleased to announce changes to its Board of Directors.  Included in these changes is the appointment of three new independent members to its Board of Directors.  The new members are John W. Ivany, D. Bruce Sinclair and Robert Wardell, each of whom joined the Board effective June 27, 2007.  This expansion of the board was done to ensure that the majority of the directors are independent in keeping with good corporate governance standards.

Mr. John Ivany recently retired from Kinross Gold Corporation where he was Executive Vice President since 1995.  Mr. Ivany was responsible for business development activities at Kinross and contributed to that company’s growth during his tenure. Prior to joining Kinross, Mr. Ivany held positions with Noranda Inc., Prime Resources Corporation and International Corona Corporation.

Mr. D. Bruce Sinclair currently serves on the Boards of Harris Steel Group Inc. and Visarare Inc.  From 1999-2005 he was the Chairman and CEO of WaveRider Communications Inc.  Mr. Sinclair was also President of Dell Canada and head of Dell Europe.

Mr. Robert Wardell comes to the Board with over 37 years of experience in public accounting and auditing.  He is currently the Vice President and CFO of Victory Nickel Inc. and is a director of Katanga Mining Limited where he serves as Chairman of the Audit Committee.  Prior to joining Victory Nickel he was an auditing partner with Deloitte & Touche LLP.

In addition, the Company has announced that Robert “Bob” Buchan has been appointed Executive Chairman of the Board of Directors.  In this capacity, Mr. Buchan will assist the Company with its overall growth strategy, including the establishment of appropriate strategic relationships within the institutional investment arena.  Mr. Buchan has served as a director of the Company since March 1, 2007 and as Chairman of the Board of Directors since April 13, 2007.

The Company also announced that the Board of Directors approved funding of $4.8 million for exploration activities during the second half of 2007.  The Company plans to spend approximately $3.1 million at its Hycroft property and to spend the remaining $1.7 million on its advanced exploration properties, property land payments, and general exploration expenses in Nevada. It is expected that two drills will begin operating at Hycroft in July 2007.  In addition, the Company has commenced the re-evaluation of the Hycroft feasibility study, the ore reserve evaluation and mine plan.  The re-evaluation is expected to be completed by the end of the third quarter of this year.

“We are pleased to welcome these gentlemen to the Board of Directors of Allied Nevada and are confident that their individual skills and experiences will increase the effectiveness of the Board,” said Scott Caldwell, President and CEO. ”In addition, we are excited to begin moving forward with work at Hycroft.  This property, which is the cornerstone of our current exploration program, offers the greatest potential for near-term development.”

About Allied Nevada Gold Corp.

Allied Nevada is a newly-formed independent company engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects in the state of Nevada. Allied Nevada has a large land position in Nevada, providing a strong platform from which to pursue growth opportunities. Allied Nevada has more than 250 square miles of exploration and development properties, located in some of the most important gold mining trends in the State of Nevada.

Allied Nevada’s approach to gold projects is to seek projects which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material.  In addition, Allied Nevada’s management looks for opportunities to improve the value of gold projects owned or controlled by Allied Nevada through exploration drilling and/or introducing technological innovations.  Management expects that emphasis on gold project acquisition and improvement will continue in the future.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Allied Nevada’s business, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “will”, “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Allied Nevada to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks relating to Allied Nevada’s status as a newly-formed independent company and its lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents filed with the U.S. Securities and Exchange Commission.  Although Allied Nevada has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Allied Nevada assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information on Allied Nevada, please contact Scott Caldwell at (775) 358-4455 or Hal Kirby at (775) 240-6561, or visit the Allied Nevada website at www.alliednevada.com.